Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2020 Second Quarter Results

NEW YORK--(BUSINESS WIRE)--February 6, 2020--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported results for the fiscal second quarter ended December 28, 2019.

Jide Zeitlin, Chairman and Chief Executive Officer of Tapestry, Inc., said, “We are pleased with our overall holiday results, which outperformed plan driven by continued momentum at Coach and a sequential improvement at Kate Spade. In addition, we exited the quarter in a good inventory position.”

“Coach delivered its ninth consecutive quarter of positive comparable store sales growth. North America led the global comp, with notable strength online, and higher average unit retail driving gross margin expansion. In aggregate our international business was even with the prior year with strong comp growth in Other Asia, Europe and Mainland China, offsetting continued weakness in Hong Kong SAR and a slight decline in Japan, reflecting the impact of the consumption tax increase.”

“Kate Spade’s comparable store sales improved sequentially as we further implemented key product and merchandising actions to strengthen the assortment and enhance the brand’s novelty offering, while also moving through excess inventory.”

“Stuart Weitzman sales were impacted by softer demand across channels as we lacked compelling newness in our heritage boot offering. We have built on these learnings and are reinvigorating our footwear icons, while injecting innovation into the overall assortment in keeping with market trends.”

Mr. Zeitlin continued, “At Tapestry, we entered our third fiscal quarter with strong underlying trends, notably at Coach, as sales growth accelerated from the holiday period. Therefore, we had anticipated maintaining our FY20 guidance despite continuing headwinds in Hong Kong SAR and challenges at Stuart Weitzman. However, the escalating coronavirus outbreak is now significantly impacting our business in China, resulting in the closure of the majority of our stores on the Mainland.”

“We now expect that our second half results could be negatively impacted by approximately $200-$250 million in sales and $0.35-$0.45 in earnings per diluted share, given current trends in China. If the situation further deteriorates, or the outbreak affects demand outside of the country, this impact could be worse.”

“We are confident in our ability to effectively navigate through this period of uncertainty. We are managing our response to best protect our people, our brands and every aspect of our business.”

“Our primary concern is the health and well-being of our team, their families and their local communities who are dealing with the daily reality of this situation. We believe in the resilience of the Chinese people and our view that China represents a significant opportunity for our brands is unchanged. Our strong balance sheet, cash position and globally diversified sourcing base and supply chain provide the flexibility to operate our Company for the long term and to emerge stronger, as we have many times in the past.”

Non-GAAP Reconciliation:

During the fiscal second quarter, the Company recorded certain charges associated with its ERP implementation efforts and Organization-related and Integration activities. Taken together, these items decreased the Company’s second quarter reported net income by $5 million or about $0.02 per diluted share. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Overview of Second Quarter 2020 Tapestry, Inc. Results:

  Net sales totaled $1.82 billion for the fiscal second quarter as compared to $1.80 billion in the prior year, an increase of 1% on a reported and constant currency basis.
  Gross profit totaled $1.21 billion on a reported basis, while gross margin for the quarter was 66.6% compared to $1.20 billion and 66.8%, respectively, in the prior year. On a non-GAAP basis, gross profit totaled $1.21 billion, while gross margin was 66.7% as compared to $1.21 billion and 67.0%, respectively, in the prior year.
  SG&A expenses totaled $847 million on a reported basis and represented 46.6% of sales compared to $827 million and 45.9%, respectively in the year ago quarter. On a non-GAAP basis, SG&A expenses were $838 million and represented 46.1% of sales as compared to $809 million and 44.9%, respectively, in the year-ago period.
  Operating income totaled $363 million on a reported basis, while operating margin was 20.0% versus approximately $376 million and an operating margin of 20.9% in the prior year. On a non-GAAP basis, operating income was $373 million, while operating margin was 20.6% versus $398 million and an operating margin of 22.1% in the prior year.
  Net interest expense was $14 million in the quarter as compared to $13 million in the year ago period.
  Other income was $6 million versus $4 million in the prior year.
  Net income for the quarter was $299 million on a reported basis, with earnings per diluted share of $1.08. This compared to net income of $255 million with earnings per diluted share of $0.88 in the prior year period. The reported tax rate for the quarter of 15.8% compared to the prior year reported rate of 30.7%. On a non-GAAP basis, net income for the quarter totaled approximately $304 million with earnings per diluted share of $1.10. This compared to non-GAAP net income of $310 million with earnings per diluted share of $1.07 in the prior year period. The non-GAAP tax rate for the quarter was 16.9% compared to 20.3% in the prior year.
  Inventory was $748 million at the end of quarter versus ending inventory of $732 million in the year ago period.

Fiscal second quarter results by brand were as follows:

Coach Second Quarter 2020 Results:

  Net sales for Coach totaled $1.27 billion for the fiscal second quarter, 2% above prior year on a reported and constant currency basis. Global comparable store sales increased 2%, including a benefit of approximately 200 basis points driven by an increase in global e-commerce.
  Gross profit for Coach totaled $877 million, while gross margin was 69.1%, on a reported and non-GAAP basis. This compared to gross profit and gross margin in the prior year of $860 million and 68.9%, respectively, on a reported and non-GAAP basis.
  SG&A expenses for Coach were approximately $494 million on a reported basis and represented 38.9% of sales. On a non-GAAP basis, SG&A expenses were $495 million and represented 39.0% of sales. This compared to expenses of $486 million or 38.9% of sales in the year-ago quarter on both a reported and non-GAAP basis.
  Operating income for Coach totaled $383 million compared to reported operating income of $374 million in the prior year, while operating margin was 30.1% versus 30.0% a year ago. On a non-GAAP basis, operating income was $382 million compared to $374 million in the prior year, while operating margin was 30.1% versus 30.0% a year ago.

Kate Spade Second Quarter 2020 Results:

  Net sales for Kate Spade totaled $430 million for the fiscal second quarter as compared to $428 million in the prior year. Global comparable store sales declined 4%, including the benefit of approximately 300 basis points from global e-commerce.
  Gross profit for Kate Spade totaled $262 million, while gross margin for the quarter was 61.0%, on a reported and non-GAAP basis. This compared to reported gross profit and gross margin of $272 million and 63.6%, respectively, in the prior year. On a non-GAAP basis, gross profit and gross margin was $275 million and 64.2%, respectively, in the previous year.
  SG&A expenses for Kate Spade were approximately $194 million on a reported basis and represented 45.2% of sales. This compared to reported SG&A expenses of $184 million in the year ago period, which represented 43.0% of sales. On a non-GAAP basis, SG&A expenses were $194 million and represented 45.0% of sales. This compared to expenses of $180 million or 42.1% of sales on a non-GAAP basis in the previous year.
  Operating income for Kate Spade was $68 million on a reported basis, representing an operating margin of 15.8%. This compared to operating income of $88 million and an operating margin of 20.6% on a reported basis in the year ago period. On a non-GAAP basis, operating income totaled $69 million, while operating margin was 15.9%. This compared to operating income of approximately $95 million and an operating margin of 22.1% on a non-GAAP basis in the previous year.

Stuart Weitzman Second Quarter 2020 Results:

  Net sales for Stuart Weitzman totaled $116 million for the fiscal second quarter compared to $124 million reported in the same period of the prior year, a decrease of 7% and 6% on a reported and constant currency basis, respectively.
  Gross profit for Stuart Weitzman totaled $70 million on a reported basis, while gross margin for the quarter was 60.5% as compared to $71 million and 57.3%, respectively, in the prior year. On a non-GAAP basis, second quarter gross profit was approximately $72 million, while gross margin was 61.8% as compared to $72 million and 58.1%, respectively, in the year ago period.
  SG&A expenses for Stuart Weitzman were $60 million on a reported basis and represented 52.3% of sales as compared to $61 million or 49.3% of sales in the prior year’s second quarter. On a non-GAAP basis, SG&A expenses were $60 million or 52.0% of sales as compared to approximately $60 million or 48.8% of sales in the prior year.
  Operating income for Stuart Weitzman was $10 million on a reported basis, while operating margin was 8.2% versus income of $10 million and 8.0%, respectively, in the prior year. On a non-GAAP basis, operating income was $11 million or 9.8% of sales versus approximately $11 million or 9.2% of sales in the prior year.

Mr. Zeitlin added, “Our strategic intent to drive organic growth and profitability is unwavering. As discussed during our first quarter earnings call, we recently embarked on a comprehensive review of our business. Our findings show there is an opportunity to accelerate long-term growth in all three of our brands. To realize this potential, we need to become more responsive to changing consumer demands. This requires integrating data analytics and consumer insights in all aspects of the business, from design to product development to planning and allocation to marketing. We bring a sense of urgency to this work and are dedicating resources to formulate and implement our strategy to drive value and shareholder returns. We will share the key components of this plan at an analyst and investor day this summer.”

“We are stewards of three powerful brands and, with the executive appointments announced separately this morning, we believe we have the leadership team and the capabilities to deliver strong, sustainable growth which will define the next chapter at Tapestry,” Mr. Zeitlin concluded.

Fiscal Year 2020 Outlook:

The following outlook is provided on a non-GAAP basis and replaces all previous guidance. Our guidance now includes an estimated negative impact of the coronavirus outbreak in China of approximately $200-$250 million in sales and $0.35-$0.45 in diluted earnings per share. Given the dynamic nature of the situation, the potential financial impact to our business could be materially different.

Therefore, the Company expects revenues for Fiscal 2020 to approximate $5.9 billion. In addition, the Company now projects earnings per diluted share to be approximately $2.15-$2.25.

Fiscal Year 2020 Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of costs associated with Organization-related and Integration activities, the Company’s ERP implementation, impairment charges and the impact of select store closures have not yet occurred as the Company continues to refine its plans. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its Fiscal 2020 guidance.

This Fiscal 2020 non-GAAP guidance excludes (1) expected pre-tax charges of approximately $30 to $40 million attributable to the Company’s ERP implementation efforts; (2) estimated pre-tax Organization-related and Integration charges of approximately $40 to $50 million; (3) impairment charges on right-of-use assets and property and equipment of approximately $76 million incurred in the fiscal first quarter; and (4) projected charges related to select store closures as the Company seeks to optimize its fleet.

Conference Call Details:

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, February 6, 2020. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 6445579. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 6445579. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events:

The Company expects to report Fiscal 2020 third quarter results on Thursday April 30, 2020. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

The Company intends to host an analyst and investor day at its headquarters in New York City in the summer of 2020 to discuss strategic initiatives. More details, including webcast registration, will be provided in the future.

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2020 Outlook,” statements regarding the potential impact of the coronavirus outbreak and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “roadmap,” "anticipate," “excited,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “progress,” “future,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “ongoing headwinds,” “growth opportunities,” “view,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our growth strategies, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of tax legislation, and the impact of the coronavirus outbreak on our financial results, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter & Six Months Ended December 28, 2019 and December 29, 2018
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		SIX MONTHS ENDED
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018

Net sales	$ 1,816.0	$ 1,800.8	$ 3,173.9	$ 3,182.0

Cost of sales	606.3	597.3	1,049.7	1,043.4

Gross profit	1,209.7	1,203.5	2,124.2	2,138.6

Selling, general and administrative expenses	846.6	827.0	1,709.5	1,599.8

Operating income	363.1	376.5	414.7	538.8

Interest expense, net	14.0	13.2	26.3	26.3

Other expense (gain)	(5.9)	(4.2)	6.8	0.4

Income before provision for income taxes	355.0	367.5	381.6	512.1

Provision for income taxes	56.2	112.7	62.8	135.0

Net income	$ 298.8	$ 254.8	$ 318.8	$ 377.1

Net income per share:

Basic	$ 1.08	$ 0.88	$ 1.14	$ 1.30

Diluted	$ 1.08	$ 0.88	$ 1.13	$ 1.29

Shares used in computing net income per share:

Basic	276.0	289.9	280.8	289.3

Diluted	276.7	291.0	281.8	291.4

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter & Six Months Ended December 28, 2019 and December 29, 2018
(in millions)
(unaudited)

	Quarter Ended
	December 28, 2019	December 29, 2018	% Change	Constant Currency % Change	Comparable Sales

Coach	$1,269.9	$1,248.6	2%	2%	2%
Kate Spade	430.4	428.4	- %	- %	(4)%
Stuart Weitzman	115.7	123.8	(7)%	(6)%	N/A
Total Tapestry	$1,816.0	$1,800.8	1%	1%

	Six Months Ended
	December 28, 2019	December 29, 2018	% Change	Constant Currency % Change	Comparable Sales

Coach	$2,235.8	$2,209.3	1%	1%	1%
Kate Spade	735.9	753.8	(2)%	(3)%	(9)%
Stuart Weitzman	202.2	218.9	(8)%	(7)%	N/A
Total Tapestry	$3,173.9	$3,182.0	- %	- %

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarter Ended December 28, 2019
(in millions, except per share data)
(unaudited)

	December 28, 2019
	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration Costs	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	877.3	-	-	877.3
Kate Spade	262.4	-	-	262.4
Stuart Weitzman	70.0	-	(1.5)	71.5
Gross profit(1)	$1,209.7	$-	$(1.5)	$1,211.2

SG&A expenses
Coach	494.5	-	(0.4)	494.9
Kate Spade	194.5	-	0.7	193.8
Stuart Weitzman	60.4	-	0.3	60.1
Corporate	97.2	6.3	1.8	89.1
SG&A expenses	$846.6	$6.3	$2.4	$837.9
				-
Operating income (loss)
Coach	382.8	-	0.4	382.4
Kate Spade	67.9	-	(0.7)	68.6
Stuart Weitzman	9.6	-	(1.8)	11.4
Corporate	(97.2)	(6.3)	(1.8)	(89.1)
Operating income (loss)	$363.1	$(6.3)	$(3.9)	$373.3

Provision for income taxes	56.2	(1.5)	(4.0)	61.7
Net income	$298.8	$(4.8)	$0.1	$303.5
Net income per diluted common share	$1.08	$(0.02)	$-	$1.10

(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Six Months Ended December 28, 2019
(in millions, except per share data)
(unaudited)

	December 28, 2019
	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration Costs	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	1,554.9	-	(0.1)	-	1,555.0
Kate Spade	453.9	-	(1.2)	-	455.1
Stuart Weitzman	115.4	-	(4.3)	-	119.7
Gross profit(1)	$2,124.2	$-	$(5.6)	$-	$2,129.8

SG&A expenses
Coach	972.6	-	(0.1)	41.5	931.2
Kate Spade	393.2	-	0.8	25.2	367.2
Stuart Weitzman	125.1	-	(2.1)	8.9	118.3
Corporate	218.6	20.8	24.5	-	173.3
SG&A expenses	$1,709.5	$20.8	$23.1	$75.6	$1,590.0
				-	-
Operating income (loss)
Coach	582.3	-	-	(41.5)	623.8
Kate Spade	60.7	-	(2.0)	(25.2)	87.9
Stuart Weitzman	(9.7)	-	(2.2)	(8.9)	1.4
Corporate	(218.6)	(20.8)	(24.5)	-	(173.3)
Operating income (loss)	$414.7	$(20.8)	$(28.7)	$(75.6)	$539.8

Provision for income taxes	62.8	(5.0)	(9.4)	(12.1)	89.3
Net income	$318.8	$(15.8)	$(19.3)	$(63.5)	$417.4
Net income per diluted common share	$1.13	$(0.06)	$(0.07)	$(0.22)	$1.48

(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarter Ended December 29, 2018
(in millions, except per share data)
(unaudited)

	December 29, 2018
	GAAP Basis (As Reported)	ERP Implementation	Integration & Acquisition	Impact of Tax Legislation	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	860.1	-	-	-	860.1
Kate Spade	272.4	-	(2.5)	-	274.9
Stuart Weitzman	71.0	-	(1.0)	-	72.0
Gross profit(1)	$1,203.5	-	(3.5)	-	$1,207.0

SG&A expenses
Coach	485.7	-	-	-	485.7
Kate Spade	184.1	-	3.7	-	180.4
Stuart Weitzman	61.1	-	0.6	-	60.5
Corporate	96.1	6.4	7.4	-	82.3
SG&A expenses	$827.0	$6.4	$11.7	$-	$808.9

Operating income (loss)
Coach	374.4	-	-	-	374.4
Kate Spade	88.3	-	(6.2)	-	94.5
Stuart Weitzman	9.9	-	(1.6)	-	11.5
Corporate	(96.1)	(6.4)	(7.4)	-	(82.3)
Operating income (loss)	$376.5	$(6.4)	$(15.2)	$-	$398.1

Provision for income taxes	112.7	(1.6)	1.1	34.1	79.1
Net income	$254.8	$(4.8)	$(16.3)	$(34.1)	$310.0
Net income per diluted common share	$0.88	$(0.01)	$(0.06)	$(0.12)	$1.07

(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Six Months Ended December 29, 2018
(in millions, except per share data)
(unaudited)

	December 29, 2018
	GAAP Basis (As Reported)	ERP Implementation	Integration & Acquisition	Impact of Tax Legislation	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	1,539.8	-	(2.0)	-	1,541.8
Kate Spade	480.1	-	(1.1)	-	481.2
Stuart Weitzman	118.7	-	(1.0)	-	119.7
Gross profit(1)	$2,138.6	$-	$(4.1)	$-	$2,142.7

SG&A expenses
Coach	930.3	-	-	-	930.3
Kate Spade	347.1	-	7.1	-	340.0
Stuart Weitzman	126.5	-	12.1	-	114.4
Corporate	195.9	10.4	11.4	-	174.1
SG&A expenses	$1,599.8	$10.4	$30.6	$-	$1,558.8

Operating income (loss)
Coach	609.5	-	(2.0)	-	611.5
Kate Spade	133.0	-	(8.2)	-	141.2
Stuart Weitzman	(7.8)	-	(13.1)	-	5.3
Corporate	(195.9)	(10.4)	(11.4)	-	(174.1)
Operating income (loss)	$538.8	$(10.4)	$(34.7)	$-	$583.9

Provision for income taxes	135.0	(2.6)	(2.1)	34.1	105.6
Net income	$377.1	$(7.8)	$(32.6)	$(34.1)	$451.6
Net income per diluted common share	$1.29	$(0.03)	$(0.11)	$(0.12)	$1.55

(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to the Company’s ERP Implementation and Organization-related and Integration Costs for the second quarter of fiscal year 2020 and ERP Implementation and Integration & Acquisition-Related Costs for the second quarter of fiscal year 2019.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior year period’s currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 27, 2020 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 28, 2019 and June 29, 2019
(in millions)

	(unaudited)	(audited)
	December 28, 2019	June 29, 2019
ASSETS

Cash, cash equivalents and short-term investments	$1,166.7	$1,233.8
Receivables	363.5	298.1
Inventories	748.3	778.3
Other current assets	232.9	246.6

Total current assets	2,511.4	2,556.8

Property and equipment, net	886.3	938.8
Lease right-of-use assets	1,996.5	-
Other noncurrent assets	3,305.9	3,381.7

Total assets	$8,700.1	$6,877.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$252.4	$243.6
Accrued liabilities	670.1	673.6
Short-term lease liabilities	329.8	-
Current debt	-	0.8

Total current liabilities	1,252.3	918.0

Long-term debt	1,598.0	1,601.9
Long-term lease liabilities	1,901.2	-
Other liabilities	626.2	844.0

Stockholders' equity	3,322.4	3,513.4

Total liabilities and stockholders' equity	$8,700.1	$6,877.3

TAPESTRY, INC.
STORE COUNT
At September 28, 2019 and December 28, 2019
(unaudited)

	As of			As of
Directly-Operated Store Count:	September 28, 2019	Openings	(Closures)	December 28, 2019

Coach
North America	392	3	(2)	393
International	592	11	(7)	596

Kate Spade
North America	212	10	-	222
International	198	11	(4)	205

Stuart Weitzman
North America	72	1	(1)	72
International	78	10	(1)	87

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com